EXHIBIT 99.1
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                    GENERAL ELECTRIC AGREES TO ACQUIRE IONICS

          GROWING GE'S WORLD-CLASS WATER & PROCESS TREATMENT PLATFORM;
     ADDS DESALINATION, WATER REUSE AND INDUSTRIAL ULTRAPURE WATER SERVICES

WILTON, CONNECTICUT (NOVEMBER 24, 2004) - GE Infrastructure, a unit of General Electric Company (NYSE: GE), and Ionics, Inc. (NYSE: ION) announced today that they have signed a definitive agreement for GE's acquisition of Ionics in an all cash merger for $44 per share, valuing the transaction at approximately $1.1 billion plus the assumption of existing debt. Ionics is a global leader in desalination, water reuse & recycling, and industrial ultrapure water services. Ionics will join GE Infrastructure's Water & Process Technologies business unit upon completion of the transaction.

"Water is the lifeblood of industries and communities around the world, and scarcity, increasing demand and rising costs are driving the need to conserve, reuse and identify new supplies of this essential resource," said Bill Woodburn, President and CEO of GE Infrastructure. "The combination of Ionics' technology, project experience, and services network with GE's operating and project finance expertise will accelerate the development of technology solutions for the global water purification segment. We see significant revenue and cost synergies that will enable us to focus our resources on developing technologies that increase access to safe drinking water and provide industrial customers with greater access to ultrapure water sources."

Doug Brown, CEO of Ionics said, "Through this merger we create the opportunity to serve our industrial and municipal customers in new and exciting ways. Both GE and Ionics are focused on building the water services business. By combining our technology with GE's and by accessing GE's financial expertise and world class international organization, we substantially enhance our ability to deliver our water purification services globally."

George Oliver, GE Infrastructure's President of Water & Process Technologies said, "This acquisition strengthens GE's commitment to people, technology and solutions. There are great synergies between the two companies - GE currently has more than 2,000 scientists and engineers focused on improving water quality for industrial and commercial use, and the addition of Ionics expands our ability to provide solutions to our customers' most pressing water needs. Ionics has established technologies, engineering resources and global desalination management capabilities that gives GE a significant presence in the potable water segment.

"Because Ionics utilizes multiple technologies for its emergency mobile fleet, we will be able to offer expanded services for our industrial customers who need immediate assistance treating their water supply," Oliver said. "The acquisition of Ionics reinforces our commitment to our customers by providing the services they need to remain productive and profitable."

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ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER The merger is subject to the approval of the holders of at least two-thirds of Ionics outstanding common shares, usual government approvals and other customary conditions. It is expected to close in the first half of 2005. Certain Ionics stockholders, representing approximately 20% of the outstanding Ionics common stock, have agreed to vote their shares in favor of the transaction. Ionics' stockholders will be able to obtain copies of these documents when they become available together with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of the proxy statement when it becomes available, together with any other documents Ionics has filed with the SEC, by directing a request to Ionics Incorporated, 65 Grove Street, Watertown, MA 02472, attention Investor Relations, telephone: (617) 926-2500 Ionics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ionics' stockholders in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger. Investors and stockholders may obtain additional information regarding the interest of the participants from the proxy statement, which may be obtained as and when set forth above.

Goldman, Sachs & Co. and UBS Investment Bank acted as financial advisors to Ionics.

ABOUT GE INFRASTRUCTURE
GE Infrastructure, headquartered in Wilton, Conn., is a high-technology platform, comprised of some of GE's fastest-growing businesses, including the Security and Water & Process Technologies platforms. These global businesses offer a set of infrastructure protection and productivity solutions to some of the most pressing issues that industries face. Learn more at http://www.geinfrastructure.com. For more information about GE's Water & Process Technologies business and its product offerings, please visit http://www.gewater.com.

ABOUT IONICS
Ionics is a global leader in water purification and wastewater treatment. The Company has over 50 years of experience in the design, installation, operation and maintenance of water and wastewater treatment systems and is a leading provider of emergency and long-term water treatment services. More membrane-based desalination systems have been designed and built by Ionics than any other supplier worldwide. Ionics is also a leader in supplying zero-liquid-discharge systems, in providing ultrapure water systems for the power and microelectronics industries, and in the measurement and analysis of water impurities. The Company also supplies Point-of-Use and Point-of-Entry water treatment systems for commercial and residential applications. For more information, please visit www.ionics.com.

"This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GE.

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Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise."

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FOR MORE INFORMATION, CONTACT:

GE Infrastructure, Jeffrey DeMarrais, 203.761.1935
GE Infrastructure, Jim Tierney, 215. 942.3569 GE,
David Frail, 203.373.3387
Ionics, John Curtis, 617.673.4403

Please visit the Ionics website : http://www.ionics.com